Exhibit 99.1

Press Release
Contact: Trey Whichard (713) 462-4239
Release: Immediately

BJ SERVICES REPORTS THIRD QUARTER EARNINGS

Houston, Texas. July 21, 2004. BJ Services Company (BJS-NYSE, CBOE, PCX) reported earnings of $0.79 per diluted share for its third fiscal quarter ended June 30, 2004, which includes $56 million profit after taxes for the Halliburton patent infringement award.

	Financial Results (in millions, except per share amounts)
	3 Months Ended
	6/30/04	3/31/04	6/30/03
Revenue	$658.7	$647.1	$546.6
Net Income	$129.3	$73.3	$49.5
Diluted Earnings Per Share	$0.79	$0.45	$0.31

Sequentially, consolidated revenue increased 2%. U.S./Mexico Pressure Pumping Services increased 15%, International Pressure Pumping Services decreased 23% and Other Oilfield Services increased 24%. Compared to prior year’s third quarter, consolidated revenue increased 21%, with U.S./Mexico Pressure Pumping Services increasing 27%, International Pressure Pumping Services increasing 6%, and Other Oilfield Services up 30%.

Operating income margins during the quarter were 16.1%, down from 17.1% reported in the previous quarter and up from 14.0% reported in last year’s third quarter. Sequentially, the decline in the operating income margin was primarily due to the seasonal drilling activity decline in Canada. The improvement year over year was due to favorable margins on activity gains in the U.S. pressure pumping market, as well as gains in revenue from the Completion Tools and Completion Fluids businesses.

Capital spending was $55.9 million for the quarter. Cash plus short term investments, as of June 30, 2004 was $536.9 million, which exceeded total debt by $38.1 million at June 30, 2004.

U.S./Mexico Pressure Pumping Services

The Company’s U.S./Mexico Pressure Pumping Services revenue increased 15% sequentially, resulting from a U.S. price book increase (effective May 1, 2004) and a 4% combined average drilling rig count increase in the U.S. and Mexico.

Compared to the third quarter of the prior year, revenue in U.S./Mexico increased 27%, resulting from a U.S. price book increase (effective May 1, 2004) and a 15% average drilling rig count increase for the U.S. and Mexico combined. During the third quarter of fiscal 2004, 86% of the U.S. rigs were drilling for natural gas, a slight increase from the prior year.

International Pressure Pumping Services

International Pressure Pumping Services revenue declined 23% sequentially primarily due to a 60% revenue decline in Canada. Drilling rig activity in Canada declined 62% during the third quarter as a result of seasonal spring break-up. International revenue excluding Canada was up 4% sequentially, led by increased activity in Russia, the U.K. and India. These increases were offset somewhat by activity declines in Africa.

Year over year, International Pressure Pumping Services revenue was up 6% led by Canadian revenue improvement of 22%. Although average active drilling rig count was flat, the Canadian increase in revenue resulted from favorable job mix, price improvement and positive foreign exchange translation. International revenue excluding Canada was up 2% year over year as increases in Russia and India were offset by declines in Africa, Colombia and Norway.

Other Oilfield Services

Revenue from the Company’s Other Oilfield Services (completion fluids, completion tools, process and pipeline services, casing and tubular services and production chemical services) was up 24% sequentially led by Process and Pipeline Services, Completion Tools and Completion Fluids. Compared to the third quarter of the prior year, revenue for these services increased 30%, with all services showing an increase.

CEO Stewart Comments

Chairman and CEO Bill Stewart commented, “During the June quarter, stimulation activity in the U.S. market remained strong, our Process and Pipeline Services division experienced a nice rebound from its low seasonal March quarter and our Completion Tools and Completion Fluids divisions generated a combined revenue increase of 19%. These improvements contributed to offset the significant decline in revenue from our Canadian business.

“U.S. activity has increased since the end of our June quarter and our forecast assumes U.S. activity will continue increasing for the balance of calendar year 2004. During the September quarter, we estimate rig activity in the U.S. to average 3-4% higher than the June quarter. The Canadian market is recovering from its seasonal decline and is expected to show improvement over last year’s September quarter. For these reasons, we believe earnings will be in the $0.54 to $0.56 range for our fourth fiscal quarter and will be in the range of $2.16 to $2.18 for the fiscal year ending September 30, 2004.”

Geographic Highlights

The following table reflects the percentage change in the Company’s revenue by geographic area for the June 2004 quarter compared to the March 2004 quarter and June 2003 quarter. The information presented is based on the Company’s combined service and product line offering by region.

Geographic	Sequential	Year Over Year
U.S.	16%	27%
Canada	-54%	24%

	-2%	26%

Latin America (includes Mexico)	7%	10%
Europe/Africa	3%	-3%
Russia	41%	53%
Middle East	16%	29%
Asia Pacific	5%	7%

	9%	11%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The Company anticipates utilizing non-GAAP financial measures in today’s earnings release conference call. The most common non-GAAP financial measure used by the Company is free cash flow. The reconciliations to the most comparable GAAP measure are posted on the Investor’s section of our website at www.bjservices.com. The required disclosures for these measures were included in our September 30, 2003 Form 10-K, also posted on our website. Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company has scheduled a conference call today to discuss the results of today’s earnings announcement. The call will begin at 9:00 a.m. Central Time. To participate in the conference call, please phone 719/457-2604, ten minutes prior to the start time and give the conference code number 597255. If you are unable to participate, the conference call will be available for playback three hours after its conclusion. The playback number is 719/457-0820 and the replay entry code is 597255. Playback will be available for three days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available for twelve months following the conference call.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Nine Months Ended
	6/30/04	6/30/03	6/30/04	6/30/03
	(In thousands except per share data)
Revenue	$658,662	$546,576	$1,906,521	$1,554,280
Operating Expenses:
Cost of sales and services	498,484	423,210	1,440,320	1,213,974
Research and engineering	11,923	10,606	34,256	30,285
Marketing	20,788	18,976	60,218	54,450
General and administrative	20,133	17,634	58,041	52,956
Loss on long-lived assets	1,117	329	2,045	598

Total operating expenses	552,445	470,755	1,594,880	1,352,263

Operating income	106,217	75,821	311,641	202,017
Interest expense	(3,975)	(3,982)	(12,321)	(11,724)
Interest income	1,279	442	2,997	1,305
Other income/(expense), net	83,604	(275)	83,008	(3,625)

Income before income taxes	187,125	72,006	385,325	187,973
Income tax expense	57,838	22,462	121,262	60,151

Net income	$129,287	$49,544	$264,063	$127,822

Earnings Per Share:
Basic	$0.80	$0.31	$1.65	$0.81
Diluted	$0.79	$0.31	$1.62	$0.79
Weighted Average Shares Outstanding:
Basic	160,882	158,097	159,735	157,827
Diluted	163,915	161,770	163,034	161,162
Supplemental Data:
Depreciation and amortization	$31,946	$31,894	$93,908	$89,886
Capital expenditures	55,928	50,467	139,329	121,382
U.S./Mexico Pressure Pumping Revenue	341,692	268,225	923,690	712,363
International Pressure Pumping Revenue	192,469	182,420	662,444	578,971
Other Oilfield Services Revenue	124,501	95,931	320,387	262,946
Debt	498,849	496,818

This press release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenues, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)